Exhibit 99.4

SELECTED QUARTERLY FINANCIAL DATA BY SEGMENT

Segment Measures

The following tables summarize operating results regularly provided to the Company's chief operating decision maker by reportable segment and a reconciliation to the financial statements:

Revenue

Our quarterly revenue by reportable segment is as follows:

	Three Months Ended (Unaudited)
(in millions)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Defense and Intelligence	$365	$374	$357	$320
Civilian and Health Care	350	348	349	356
Total Revenue	$715	$722	$706	$676

Segment Profit

Our quarterly segment profit by reportable segment is as follows:

	Three Months Ended (Unaudited)
(in millions)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Defense and Intelligence	$51	$31	$27	$23
Civilian and Health Care	42	48	53	46
Total Segment Profit	$93	$79	$80	$69

Total Assets by Segment

Management does not use total assets by segment to evaluate segment performance or allocate resources. As a result, assets are not tracked by segment and therefore, total assets by segment is not disclosed.

Reconciliation of Reportable Segment Profit to the Consolidated Statement of Operations

The Company's management uses segment profit as the measure for assessing performance of its segments. Segment profit is defined as segment revenue less segment cost of services, selling, general and administrative, and depreciation and amortization. The Company does not allocate to its segments certain operating expenses managed at the corporate level. These unallocated costs include certain corporate function costs including interest expense, restructuring costs, stock-based compensation and transaction and integration-related costs.

	Three Months Ended (Unaudited)
(in millions)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Total profit for reportable segments	$93	$79	$80	$69
Less:
Interest expense	5	—	5	2
Restructuring costs	4	3	4	3
Stock based compensation	2	4	(1)	1
Transaction and integration-related costs	46	27	6	11
Income before taxes	$36	$45	$66	$52

Depreciation and Amortization

Our quarterly depreciation and amortization expense by reportable segment is as follows:

	Three Months Ended (Unaudited)
(in millions)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Defense and Intelligence	$16	$21	$15	$18
Civilian and Health Care	35	25	18	19
Total Depreciation and Amortization	$51	$46	$33	$37

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